EXHIBIT 99.1
                                                                    ------------


              CHESAPEAKE ENERGY CORPORATION REPORTS RECORD RESULTS
                    FOR THE FOURTH QUARTER AND FULL-YEAR 2004

 COMPANY REPORTS 2004 FOURTH QUARTER NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
      OF $163 MILLION ON REVENUE OF $942 MILLION AND PRODUCTION OF 103 BCFE

   COMPANY REPORTS FULL-YEAR 2004 NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
     OF $439 MILLION ON REVENUE OF $2,709 MILLION AND PRODUCTION OF 363 BCFE

      PROVED RESERVES REACH 4.9 TCFE FROM PROVED RESERVE ADDS OF 1.7 TCFE; RESERVE REPLACEMENT EQUALS 578% AT THE ATTRACTIVE DRILLING AND ACQUISITION
     COST OF $1.21 PER MCFE; PROVED RESERVES NOW EXPECTED TO EXCEED 5.4 TCFE
                 BY YEAR-END 2005 AND 5.8 TCFE BY YEAR-END 2006

       OIL AND NATURAL GAS PRODUCTION INCREASES 40% QUARTER-OVER-QUARTER,
           35% YEAR-OVER-YEAR, AND 9% SEQUENTIAL QUARTER-OVER-QUARTER;
                       ORGANIC GROWTH IN 2004 REACHES 20%,
              EXCEEDS 2003'S EXCELLENT ORGANIC GROWTH RATE OF 18%;
       CHESAPEAKE NOW 4TH LARGEST INDEPENDENT PRODUCER OF U.S. NATURAL GAS


OKLAHOMA CITY, OKLAHOMA, FEBRUARY 22, 2005 - Chesapeake Energy Corporation (NYSE: CHK) today reported financial and operating results for the fourth quarter of 2004 and for the full-year 2004. For the quarter, Chesapeake generated net income available to common shareholders of $163.2 million ($0.52 per fully diluted common share), operating cash flow of $423.7 million (defined as cash flow from operating activities before changes in assets and liabilities) and ebitda of $550.1 million (defined as income before income taxes, interest expense, and depreciation, depletion and amortization expense) on revenue of $942.1 million and production of 102.9 billion cubic feet of natural gas equivalent (bcfe).

For the full-year 2004, Chesapeake generated net income available to common shareholders of $439.0 million ($1.53 per fully diluted common share), operating cash flow of $1,418.8 million and ebitda of $1,583.6 million on revenue of $2,709.3 million and production of 362.6 bcfe.

The company's fourth quarter and full-year 2004 net income available to common shareholders and ebitda include various items that are typically not included in published estimates of the company's financial results by certain securities analysts. Such items and their after-tax effects on fourth quarter and full-year reported results are described as follows:

     o an unrealized mark-to-market gain of $69.2 million for the fourth quarter and a $22.8 million gain for the full year resulting from the company's oil and natural gas and interest rate hedging programs;

     o an $11.3 million loss for the fourth quarter and a $15.7 million loss for the full year resulting from the early extinguishment of certain Chesapeake debt securities;

     o a $2.9 million loss for the fourth quarter and for the full year related to the settlement of certain litigation; and

     o an adjustment to net income available to common shareholders of $36.7 million representing a loss on the retirement of preferred stock related to the exchange of substantially all of our 6.0% convertible preferred stock for common stock in the fourth quarter.

Adjusted  for the  above-mentioned  gains and losses  and  giving  effect to the issuance of common shares for preferred shares, Chesapeake's net income to common shareholders in the fourth quarter of 2004 would have been $153.5 million ($0.44 per fully diluted common share) and ebitda would have been $464.7 million. Similarly adjusted, Chesapeake's net income to common shareholders for the full year 2004 would have been $511.0 million ($1.56 per fully diluted common share) and ebitda would have been $1,571.7 million. The foregoing items do not affect the calculation of operating cash flow. A reconciliation of operating cash flow, ebitda and adjusted net income to comparable financial measures calculated in accordance with generally accepted accounting principles is presented on pages 15-17 of this release.

      OIL AND NATURAL GAS PRODUCTION AGAIN SETS RECORD; FOURTH QUARTER 2004
      PRODUCTION UP 40% OVER FOURTH QUARTER 2003; FULL-YEAR 2004 PRODUCTION
          35% HIGHER THAN FULL-YEAR 2003 PRODUCTION; SEQUENTIAL ORGANIC
         GROWTH RATE 8% IN FOURTH QUARTER 2004 AND 20% IN FULL-YEAR 2004

Production for the 2004 fourth quarter was 102.9 bcfe, an increase of 29.6 bcfe, or 40%, over the 73.3 bcfe produced in the 2003 fourth quarter and an increase of 8.7 bcfe, or 9%, over the 94.2 bcfe produced in the 2004 third quarter. The
29.6 bcfe increase in 2004's fourth quarter production over 2003's fourth quarter production consisted of 14.4 bcfe (49%) generated from organic drillbit growth and 15.2 bcfe (51%) generated from acquisitions. The 8.7 bcfe increase in sequential quarterly production consisted of 6.7 bcfe (77%) generated from organic drillbit growth and 2.0 bcfe (23%) generated from acquisitions. The company's 2004 fourth quarter production exceeded its December 27, 2004 forecasted 2004 fourth quarter mid-point production by 4.4 bcfe, or 4.5%, because of stronger than expected drilling and operational results.

Production for the full-year 2004 was 362.6 bcfe, an increase of 94.2 bcfe, or 35%, over the 268.4 bcfe produced in 2003 and an increase of 181.1 bcfe, or 100%, over the 181.5 bcfe produced in 2002. The 94.2 bcfe increase in 2004's production over 2003's production consisted of 52.2 bcfe (55%) generated from organic drillbit growth and 42.0 bcfe (45%) generated from acquisitions.

Chesapeake's 2004 organic growth rate of 20% follows organic growth of 18% in 2003, 6% in 2002 and 9% in 2001. During these four years, Chesapeake's total organic growth rate has been 69% and its average annual organic growth rate has been 14%. Total company production growth was 35% in 2004, 48% in 2003, 19% in 2002 and 25% in 2001 (U.S. only). Chesapeake is projecting total company production growth rates of 20% in 2005 and 11% in 2006 and organic growth rates of 10% in 2005 and 10% in 2006.

Chesapeake's 2004 fourth quarter production of 102.9 bcfe was comprised of 92.2 billion cubic feet of natural gas (bcf) (90% on a natural gas equivalent basis) and 1.79 million barrels of oil and natural gas liquids (mmbo) (10% on a natural gas equivalent basis). Chesapeake's average daily production rate for the quarter was 1,119 million cubic feet of natural gas equivalent production (mmcfe), consisting of 1,002 mmcf of gas and 19,478 barrels of oil and natural gas liquids. The 2004 fourth quarter was Chesapeake's 14th consecutive quarter of sequential production growth. During these 14 quarters, Chesapeake's U.S. production has increased 186%, for an average compound quarterly growth rate of 7.8% and an average compound annual growth rate of 34.6%.

Production for the full-year 2004 of 362.6 bcfe was comprised of 322.0 bcf (89% on a natural gas equivalent basis) and 6.76 mmbo (11% on a natural gas equivalent basis). Chesapeake's average daily production rate for the year was 991 mmcfe, consisting of 880 mmcf of gas and 18,481 barrels of oil and natural gas liquids. The full-year 2004 was Chesapeake's 15th consecutive year of sequential production growth. During these 15 years, Chesapeake's production has increased at an average compound annual growth rate of 74%.

       OIL AND NATURAL GAS PROVED RESERVES REACH RECORD LEVEL OF 4.9 TCFE;
          DRILLING AND ACQUISITION COSTS ARE $1.21 PER MCFE AS COMPANY
                 ADDS 2.1 TCFE; RESERVE REPLACEMENT REACHES 578%

Chesapeake began 2004 with estimated proved reserves of 3,169 bcfe and ended the year with 4,902 bcfe, an increase of 1,733 bcfe, or 55%. During 2004, the company replaced its 363 bcfe of production with an estimated 2,096 bcfe of new proved reserves, for a reserve replacement rate of 578% at a drilling and acquisition cost of $1.21 per thousand cubic feet of natural gas equivalent
(mcfe). Reserve replacement through the drillbit was 962 bcfe, or 265% of production (including 141 bcfe from performance revisions and 5 bcfe from oil and natural gas price increases), or 46% of the total increase, at a cost of $1.03 per mcfe. Reserve replacement through acquisitions (reduced for 4 bcfe sold during the year) was 1,134 bcfe, or 313% of production, 54% of the total increase, at a cost of $1.36 per mcfe.

Total costs incurred, including drilling, completion, acquisition, seismic, leasehold, capitalized internal costs, non-cash tax basis step-up from corporate acquisitions ($464 million in 2004, or $0.22 per mcfe, frequently booked as goodwill in the industry), asset retirement obligations and all other miscellaneous costs capitalized to our oil and natural gas properties were $1.80 per mcfe. These costs exclude future development costs of proved undeveloped reserves. A complete reconciliation of finding and acquisition cost information and a roll forward of proved reserves is presented on page 13 of this release.

Of the company's estimated proved reserves at year-end 2004, 66% were proved developed compared to 74% in 2003, 74% in 2002 and 71% in 2001. Seventy-five percent of this year's estimated proved reserves are covered by reports prepared by independent third-party reservoir engineers (as opposed to reviews or audits of internally prepared estimates), compared to 74% in 2003, 73% in 2002 and 71% in 2001.

As of December 31, 2004, the company's estimated future net cash flows discounted at 10% before taxes (PV-10) from its proved reserves were $10.5 billion using field differential adjusted prices of $39.91 per bo (based on a NYMEX year-end price of $43.39 per bo) and $5.65 per mcf (based on a NYMEX year-end price of $6.18 per mcf). In addition to the PV-10 value of proved reserves, the Company believes that its drilling rig investments are worth $175 million, its midstream gas gathering and compression assets are worth $100 million, and its 4,000 bcfe of non-proved reserves are worth $1.0-2.0 billion.

Last year's PV-10 of its proved reserves was $7.3 billion using field differential adjusted prices of $30.22 per bo (based on a NYMEX year-end price of $32.47 per bo) and $5.68 per mcf (based on a NYMEX year-end price of $5.97 per mcf). Chesapeake's PV-10 changes by approximately $215 million for every $0.10 per mcf change in gas prices and approximately $40 million for every $1.00 per bo change in oil prices. The Company's proved developed producing reserves decline rate is projected to be 26% in the first year (2005), 18% in year two, 14% in year three, 12% in year four and 11% in year five.

   AVERAGE PRICES REALIZED AND HEDGING RESULTS AND HEDGING POSITIONS DETAILED

Average prices realized during the 2004 fourth quarter (including realized gains or losses from oil and gas derivatives, but excluding unrealized gains or losses on such derivatives) were $28.70 per bo and $5.50 per mcf, for a realized gas equivalent price of $5.42 per mcfe. Chesapeake's average realized pricing differentials to NYMEX during the fourth quarter were a negative $3.20 per bo and a negative $1.19 per mcf. Realized gains or losses from oil and natural gas hedging activities during the quarter generated a $15.40 loss per bo and a $0.65 loss per mcf, for a 2004 fourth quarter realized hedging loss of $87.3 million, or $0.85 per mcfe.

Average prices realized during the full-year 2004 (including realized gains or losses from oil and gas derivatives, but excluding unrealized gains or losses on such derivatives) were $28.33 per bo and $5.29 per mcf, for a realized gas equivalent price of $5.23 per mcfe. Chesapeake's average realized pricing differentials to NYMEX during 2004 were a negative $2.35 per bo and a negative $0.77 per mcf. Realized gains or losses from oil and natural gas hedging activities during the year generated a $10.24 loss per bo and a $0.27 loss per mcf, for a full-year 2004 realized hedging loss of $154.9 million, or $0.43 per mcfe. This compares to oil and gas hedging gains of $184.0 million realized from 2001-03.

In the past two months, Chesapeake has added to its hedge positions in 2005 and 2006. The following tables compare Chesapeake's projected 2005-06 oil and natural gas production volumes that have been hedged as of February 22, 2005 to what had been previously hedged as of December 27, 2004.

                    HEDGED POSITIONS AS OF FEBRUARY 22, 2005
                                              OIL                                  NATURAL GAS
                              -------------------------------------    ------------------------------------
QUARTER OR YEAR                   % HEDGED             $ NYMEX             % HEDGED            $ NYMEX
==========================    =================    ================    =================    ===============
2005 1Q                             53%                $41.87                68%                $6.82
2005 2Q                             61%                $42.39                54%                $5.98
2005 3Q                             15%                $38.00                46%                $5.96
2005 4Q                              9%                $32.15                26%                $5.87
--------------------------    -----------------    ----------------    -----------------    ---------------
--------------------------    -----------------    ----------------    -----------------    ---------------
2005 Total                          34%                $41.02                48%                $6.24
==========================    =================    ================    =================    ===============
==========================    =================    ================    =================    ===============
2006                                 -                    -                   9%                $6.15
==========================    =================    ================    =================    ===============

                    HEDGED POSITIONS AS OF DECEMBER 27, 2004
                                              OIL                                  NATURAL GAS
                              -------------------------------------    ------------------------------------
QUARTER OR YEAR                   % HEDGED             $ NYMEX             % HEDGED            $ NYMEX
==========================    =================    ================    =================    ===============

2005 1Q                             52%                $41.76                67%                $6.80
2005 2Q                             52%                $41.63                39%                $5.78
2005 3Q                              8%                $31.16                34%                $5.75
2005 4Q                              8%                $30.62                23%                $5.74
--------------------------    -----------------    ----------------    -----------------    ---------------
--------------------------    -----------------    ----------------    -----------------    ---------------
2005 Total                          30%                $40.20                40%                $6.17
==========================    =================    ================    =================    ===============
==========================    =================    ================    =================    ===============
2006                                 -                    -                   9%                $6.15
==========================    =================    ================    =================    ===============

Depending on changes in oil and natural gas futures markets and management's view of underlying oil and natural gas supply and demand trends, Chesapeake may either increase or decrease its hedging positions at any time in the future without notice.

The company's initial 2005 first quarter forecast and updated 2005 and 2006 forecasts are attached to this release in an Outlook dated February 22, 2005 labeled as Schedule "A". This Outlook has been changed from the Outlook dated December 27, 2004 (attached as Schedule "B" for investors' convenience) to reflect various updated information.

      KEY OPERATIONAL AND FINANCIAL STATISTICS ARE SUMMARIZED BELOW FOR THE
                   2004 FOURTH QUARTER AND THE FULL-YEAR 2004

The table below summarizes Chesapeake's key results during the 2004 fourth quarter and compares them to the 2004 third quarter and the 2003 fourth quarter:

                                                                                     Three Months Ended:
                                                                                     -------------------
                                                                        12/31/04            9/30/04           12/31/03
                                                                        --------            -------           --------
Average daily production (in mmcfe)                                      1,119               1,024                797
Gas as % of total production                                                90                  88                 90
Natural gas production (in bcf)                                           92.2                83.2               66.3
Average realized gas price ($/mcf) (a)                                    5.50                5.17               5.15
Oil production (in mbbls)                                                1,792               1,834              1,165
Average realized oil price ($/bo) (a)                                    28.70               29.15              23.76
Natural gas equivalent production (in bcfe)                              102.9                94.2               73.3
Gas equivalent realized price ($/mcfe) (a)                                5.42                5.13               5.03
Net marketing income ($/mcfe)                                              .07                 .04                .04
General and administrative costs ($/mcfe) (b)                            (.08)               (.09)              (.10)
Production taxes ($/mcfe)                                                (.34)               (.33)              (.28)
Production expenses ($/mcfe)                                             (.55)               (.57)              (.49)
Interest expense ($/mcfe) (a)                                            (.43)               (.45)              (.51)
DD&A of oil and gas properties ($/mcfe)                                 (1.67)              (1.63)             (1.41)
D & A of other assets ($/mcfe)                                           (.09)               (.08)              (.06)
Operating cash flow ($ in millions) (c)                                  423.7               353.4              262.4
Operating cash flow ($/mcfe)                                              4.12                3.75               3.58
Ebitda ($ in millions) (d)                                               550.1               361.3              257.8
Ebitda ($/mcfe)                                                           5.34                3.83               3.52
Net income to common shareholders ($ in millions)                        163.2                85.6               62.4

          (a) includes the effects of realized gains or (losses) from hedging, but does not include the effects of unrealized gains or (losses) from hedging
          (b)  excludes   expenses   associated   with   non-cash    stock-based
               compensation
          (c) defined as cash flow provided by operating activities before changes in assets and liabilities
          (d) defined as income before income taxes, interest expense, and depreciation, depletion and amortization expense

In addition, the table below summarizes Chesapeake's key statistics during 2004 and compares them to the prior two years' results:

                                                                                      Year Ended:
                                                                                      -----------
                                                                    12/31/04            12/31/03           12/31/02
                                                                    --------            --------           --------
     Average daily production (in mmcfe)                               991                 735                497
     Gas as % of total production                                       89                  90                 89
     Natural gas production (in bcf)                                 322.0               240.4              160.7
     Average realized gas price ($/mcf) (a)                           5.29                4.85               3.54
     Oil production (in mbbls)                                       6,764               4,665              3,466
     Average realized oil price ($/bbl) (a)                          28.33               25.85              25.22
     Natural gas equivalent production (in bcfe)                     362.6               268.4              181.5
     Gas equivalent realized price ($/mcfe) (a)                       5.23                4.79               3.61
     Net marketing income ($/mcfe)                                     .05                 .04                .03
     General and administrative costs ($/mcfe) (b)                   (.09)               (.08)              (.10)
     Production taxes ($/mcfe)                                       (.29)               (.29)              (.17)
     Lease operating expenses ($/mcfe)                               (.56)               (.51)              (.54)
     Interest expense ($/mcfe) (a)                                   (.45)               (.55)              (.61)
     DD&A of oil and gas properties ($/mcfe)                        (1.61)              (1.38)             (1.22)
     D & A of other assets ($/mcfe)                                  (.08)               (.06)              (.08)
     Operating cash flow ($ in millions) (c)                       1,418.8               903.9              412.5
     Operating cash flow ($/mcfe)                                     3.91                3.37               2.27
     Ebitda ($ in millions) (d)                                    1,583.6             1,041.6              414.4
     Ebitda ($/mcfe)                                                  4.37                3.88               2.28
     Net income to common shareholders ($ in millions)               439.0               290.5               30.2

          (a) includes the effects of realized gains or (losses) from hedging, but does not include the effects of unrealized gains or (losses) from hedging
          (b)  excludes   expenses   associated   with   non-cash   stock  based
               compensation
          (c) defined as cash flow provided by operating activities before changes in assets and liabilities
          (d) defined as income before income taxes and cumulative effect of accounting change, interest expense, and depreciation, depletion and amortization expense

   COMPANY'S LEASEHOLD AND 3-D SEISMIC INVENTORIES NOW EXCEED 3.3 MILLION AND
            9.9 MILLION NET ACRES; IDENTIFIED NON-PROVED RESERVES IN
             COMPANY'S EXTENSIVE GAS RESOURCE PLAYS EXCEED 4.0 TCFE


Chesapeake's exploratory and development drilling programs and production enhancement operations on its existing and acquired properties continue to produce operational results that exceed the company's forecasts and distinguish the company among its peers. During 2004, Chesapeake drilled 561 gross (425 net) operated wells and participated in another 890 gross (121 net) wells operated by other companies. The company's drilling success rate was 96% for company-operated wells and 96% for non-operated wells. During the year, Chesapeake invested $756 million in operated wells (using an average of 56 operated rigs during 2004), $236 million in non-operated wells (using an average of approximately 65 non-operated rigs during 2004) and $300 million in acquiring new 3-D seismic data and new leases (exclusive of leases acquired through acquisitions).

The key to Chesapeake's strong organic growth rates during 2004 and in the past four years was our early recognition that oil and gas prices were undergoing structural change. We subsequently reacted by investing more than $1.3 billion in new leasehold and 3-D seismic acquisitions. In addition, during the past four years, we have significantly strengthened our technical capabilities by tripling our land, geoscience and engineering staff to more than 400 employees.

In addition to making significant additions to our existing core leasehold positions in the Anadarko and Arkoma Basins, South Texas, Texas Gulf Coast and Permian Basin projects, Chesapeake has also been aggressively building significant leasehold positions in the following gas resource plays: Sahara in the northwestern Anadarko Basin (approximately 600,000 prospective net acres acquired to date), the Mountain Front Deep Springer play in the western and southern Anadarko Basin (approximately 100,000 prospective net acres acquired to date), the Granite Wash and Cherokee/Atoka Wash plays in the western Anadarko Basin (approximately 200,000 prospective net acres acquired to date), the Hartshorne Coal and the Caney, Woodford and Fayetteville Shale plays of the Arkoma Basin (approximately 250,000 prospective acres acquired to date), the Barnett Shale play in North Texas (approximately 30,000 prospective net acres acquired to date, mainly in northern Johnson County), the Cotton Valley play in Northern Louisiana's Sligo Field (25,000 prospective net acres acquired to date) and, most recently, the Haley Deep play in West Texas (approximately 100,000 prospective net acres acquired to date).

Chesapeake believes it has built the largest onshore U.S. inventories of leasehold and 3-D seismic in the industry (more than 3.3 million and 9.9 million net acres, respectively) and believes it has identified more than a seven-year drilling backlog of 7,000 locations on which the company expects to develop more than 4.0 trillion cubic feet of natural gas equivalent (tcfe) of internally estimated non-proved reserves.

                  BALANCE SHEET CONTINUES TO STRENGTHEN IN 2004

As of December 31, 2004, Chesapeake's long-term debt was $3.1 billion and its stockholders' equity was $3.2 billion, for a debt-to-total capitalization ratio of 49%, compared to a debt-to-total capitalization ratio of 54% at year-end 2003. At year-end 2004, the company's estimated proved reserves were 4.9 tcfe, for long-term debt per mcfe of proved reserves of $0.63, compared to $0.65 per mcfe at year-end 2003. Pro forma for the BRG acquisition that closed on February 1, 2005, Chesapeake's estimated proved reserves were 5.1 tcfe. Given Chesapeake's strong reserve replacement record through the drillbit, low operating costs and high returns on invested capital, the company believes that it will continue to strengthen its balance sheet in the years ahead.

In late January 2005, Chesapeake increased its financial flexibility by amending its secured revolving bank credit facility to expand the borrowing base and amount available to $1.25 billion and to extend the maturity to January 2010.

                               MANAGEMENT COMMENTS

Aubrey K. McClendon, Chesapeake's Chief Executive Officer, commented, "Today's announcement of very strong operational and financial results for the fourth quarter and full-year 2004 provides compelling evidence that Chesapeake's business strategy continues to create significant shareholder value. Key measures reflecting this increase in shareholder value are:

     o a record level of proved reserves, production, net income to common shareholders, cash flow and ebitda;

     o    exceptional   organic  growth  for  the  2004fourth  quarter  and  the
          full-year 2004, organic growth that we believe is the best performance among all public mid- and large-cap E&P companies;

     o a 9% increase in sequential quarterly production in the 2004 fourth quarter compared to the 2004 third quarter;

     o    a 40% increase in year-over-year  fourth quarter  production;

     o    a 35% increase in full-year 2004 production over 2003 production;

     o    a 20% increase in estimated 2005 production over 2004 production;

     o an 11% increase in estimated 2006 production over estimated 2005 production;

     o reserve replacement for the year of 578% at a drilling and acquisition cost of $1.21 per mcfe;

     o excellent operating cost control and high returns on equity and total capital; and

     o a seven-year inventory of drilling projects with estimated development potential of at least 4.0 tcfe of estimated non-proved reserves in the years ahead.

The company's business strategy has worked very well for our shareholders since our IPO on February 4, 1993, generating an approximate 1,400% increase in our common stock price during the past 12 years. Our business strategy features delivering growth through a balance of acquisitions and organic drilling, focusing on natural gas to take advantage of strong long-term natural gas supply/demand fundamentals and building dominant regional scale to achieve low operating costs and high returns on capital. We believe Chesapeake's management team can continue the successful execution of the company's distinctive business strategy and continue to deliver significant shareholder value for years to come."

                           CONFERENCE CALL INFORMATION

A conference call has been scheduled for Wednesday morning, February 23, 2005 at 9:00 a.m. EST to discuss this earnings release. The telephone number to access the conference call is 913.981.5520. For those unable to participate in the conference call, a replay will be available from 12:00 p.m. EST, February 23, 2005 through midnight EST on February 27, 2005. The number to access the conference call replay is 719.457.0820 and the passcode is 9640052. The conference call will also be simulcast live on the Internet and can be accessed at www.chkenergy.com by selecting "Conference Calls" under the "Investor Relations" section. The webcast of the conference call will be available on the website for one year.

THIS PRESS RELEASE AND THE ACCOMPANYING OUTLOOKS INCLUDE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS GIVE OUR CURRENT EXPECTATIONS OR FORECASTS OF FUTURE EVENTS. THEY INCLUDE
ESTIMATES OF OIL AND GAS RESERVES, EXPECTED OIL AND GAS PRODUCTION AND FUTURE EXPENSES, PROJECTIONS OF FUTURE OIL AND GAS PRICES, PLANNED CAPITAL EXPENDITURES FOR DRILLING, LEASEHOLD ACQUISITIONS AND SEISMIC DATA, AND STATEMENTS CONCERNING ANTICIPATED CASH FLOW AND LIQUIDITY, BUSINESS STRATEGY AND OTHER PLANS AND OBJECTIVES FOR FUTURE OPERATIONS. DISCLOSURES CONCERNING DERIVATIVE CONTRACTS AND THEIR ESTIMATED CONTRIBUTION TO OUR FUTURE RESULTS OF OPERATIONS ARE BASED UPON MARKET INFORMATION AS OF A SPECIFIC DATE. THESE MARKET PRICES ARE SUBJECT TO SIGNIFICANT VOLATILITY.

FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTED RESULTS ARE DESCRIBED UNDER "RISK FACTORS" IN OUR EXCHANGE OFFER PROSPECTUS DATED NOVEMBER 30, 2004 (AS AMENDED ON DECEMBER 16, 2004) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 2004. THEY INCLUDE THE VOLATILITY OF OIL AND GAS PRICES; ADVERSE EFFECTS OUR SUBSTANTIAL INDEBTEDNESS AND PREFERRED STOCK OBLIGATIONS COULD HAVE ON OUR OPERATIONS AND FUTURE GROWTH; OUR ABILITY TO COMPETE EFFECTIVELY AGAINST STRONG INDEPENDENT OIL AND GAS COMPANIES AND MAJORS; POSSIBLE FINANCIAL LOSSES AND SIGNIFICANT COLLATERAL REQUIREMENTS AS A RESULT OF OUR COMMODITY PRICE AND INTEREST RATE RISK MANAGEMENT ACTIVITIES; UNCERTAINTIES INHERENT IN ESTIMATING QUANTITIES OF OIL AND GAS RESERVES, INCLUDING RESERVES WE ACQUIRE; PROJECTING FUTURE RATES OF PRODUCTION AND THE TIMING OF DEVELOPMENT EXPENDITURES; EXPOSURE TO POTENTIAL LIABILITIES OF ACQUIRED PROPERTIES AND COMPANIES; OUR ABILITY TO REPLACE RESERVES; THE AVAILABILITY OF CAPITAL; WRITEDOWNS OF OIL AND GAS CARRYING VALUES IF COMMODITY PRICES DECLINE; ENVIRONMENTAL AND OTHER CLAIMS IN EXCESS OF INSURED AMOUNTS RESULTING FROM DRILLING AND PRODUCTION OPERATIONS; AND THE LOSS OF KEY PERSONNEL. WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE, AND WE UNDERTAKE NO OBLIGATION TO UPDATE THIS INFORMATION.

OUR PRODUCTION FORECASTS ARE DEPENDENT UPON MANY ASSUMPTIONS, INCLUDING ESTIMATES OF PRODUCTION DECLINE RATES FROM EXISTING WELLS AND THE OUTCOME OF FUTURE DRILLING ACTIVITY. ALTHOUGH WE BELIEVE THE EXPECTATIONS AND FORECASTS REFLECTED IN THESE AND OTHER FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CAN GIVE NO ASSURANCE THEY WILL PROVE TO HAVE BEEN CORRECT. THEY CAN BE AFFECTED BY INACCURATE ASSUMPTIONS OR BY KNOWN OR UNKNOWN RISKS AND UNCERTAINTIES.

THE SEC HAS GENERALLY PERMITTED OIL AND GAS COMPANIES, IN FILINGS MADE WITH THE SEC, TO DISCLOSE ONLY PROVED RESERVES THAT A COMPANY HAS DEMONSTRATED BY ACTUAL PRODUCTION OR CONCLUSIVE FORMATION TESTS TO BE ECONOMICALLY AND LEGALLY PRODUCIBLE UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS. WE USE THE TERMS "PROBABLE" AND "POSSIBLE" RESERVES OR OTHER DESCRIPTIONS OF VOLUMES OF RESERVES POTENTIALLY RECOVERABLE THROUGH ADDITIONAL DRILLING OR RECOVERY TECHNIQUES THAT THE SEC'S GUIDELINES MAY PROHIBIT US FROM INCLUDING IN FILINGS WITH THE SEC. THESE ESTIMATES ARE BY THEIR NATURE MORE SPECULATIVE THAN ESTIMATES OF PROVED RESERVES AND ACCORDINGLY ARE SUBJECT TO SUBSTANTIALLY GREATER RISK OF BEING ACTUALLY REALIZED BY THE COMPANY.

CHESAPEAKE ENERGY CORPORATION IS THE FOURTH LARGEST INDEPENDENT PRODUCER OF NATURAL GAS IN THE U.S. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS, TEXAS GULF COAST AND ARK-LA-TEX REGIONS OF THE UNITED STATES. THE COMPANY'S INTERNET ADDRESS IS WWW.CHKENERGY.COM.

                                           CHESAPEAKE ENERGY CORPORATION
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                        ($ in 000's, except per share data)
                                                    (unaudited)
========================================================================================================================
THREE MONTHS ENDED:                                               December 31, 2004          December 31, 2003
                                                                  $              $/mcfe      $               $/mcfe
                                                                -----------    ----------    ------------   ---------
REVENUES:
  Oil and gas sales                                              665,782            6.47        345,697        4.72
  Oil and gas marketing sales                                    276,269            2.68        111,044        1.51
                                                                --------        --------      ---------     -------
    Total Revenues                                               942,051            9.15        456,741        6.23
                                                                --------        --------      ---------     -------

OPERATING COSTS:
  Production expenses                                             56,321            0.55         35,919        0.49
  Production taxes                                                35,372            0.34         20,557        0.28
  General and administrative expenses:
    General and administrative (excluding stock-based
    compensation)                                                  8,270            0.08          7,068        0.09
    Stock-based compensation                                       1,703            0.02            433        0.01
  Oil and gas marketing expenses                                 269,109            2.61        108,224        1.48
  Oil and gas depreciation, depletion, and amortization          171,900            1.67        103,334        1.41
  Depreciation and amortization of other assets                    9,030            0.09          4,146        0.06
  Provision for legal settlements                                  4,500            0.04          5,400        0.07
                                                                --------        --------      ---------     -------
    Total Operating Costs                                        556,205            5.40        285,081        3.89
                                                                --------        --------      ---------     -------

INCOME FROM OPERATIONS                                           385,846            3.75        171,660         2.34
                                                                --------        --------      ---------     --------

OTHER INCOME (EXPENSE):
  Interest and other income                                          913            0.01          1,471         0.02
  Interest expense                                               (43,288)          (0.42)       (38,465)       (0.52)
  Loss on repurchases or exchanges of Chesapeake debt            (17,632)          (0.17)       (20,759)       (0.28)
  Loss on investment in Seven Seas                                    --              --         (2,015)       (0.03)
                                                                --------        --------      ---------     --------
    Total Other Income (Expense)                                 (60,007)          (0.58)       (59,768)       (0.81)
                                                                --------        --------      ---------     --------

Income Before Income Taxes                                       325,839            3.17        111,892         1.53

Income Tax Expense:
  Current                                                             --              --          4,670         0.06
  Deferred                                                       117,301            1.14         37,849         0.52
                                                                --------        --------      ---------     --------
   Total Income Tax Expense                                      117,301            1.14         42,519         0.58

NET INCOME                                                       208,538            2.03         69,373         0.95
                                                                --------        --------      ---------     --------

Preferred stock dividends                                         (8,707)          (0.08)        (6,985)       (0.10)
Loss on conversion/exchange of preferred stock                   (36,678)          (0.36)            --          --
                                                                --------        --------      ---------     --------

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                      163,153            1.59         62,388        0.85
                                                                ========        ========      =========     ========

------------------------------------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE:

   Basic                                                        $   0.59                       $  0.29
                                                                ========                      ========
  Assuming dilution                                             $   0.52                       $  0.25
                                                                ========                      ========

WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING (in 000's):

  Basic                                                          277,410                       216,571
                                                                ========                      ========
  Assuming dilution                                              328,029                       273,169
                                                                ========                      ========

                                           CHESAPEAKE ENERGY CORPORATION
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                        ($ in 000's, except per share data)
                                                    (unaudited)
========================================================================================================================
TWELVE MONTHS ENDED:                                              December 31, 2004          December 31, 2003
                                                                $               $/mcfe        $            $/mcfe
                                                              -------------   -----------     -----------  ----------
REVENUES:
  Oil and gas sales                                            1,936,176            5.34      1,296,822         4.83
  Oil and gas marketing sales                                    773,092            2.13        420,610         1.57
                                                               ---------        --------      ---------     -------
    Total Revenues                                             2,709,268            7.47      1,717,432         6.40
                                                               ---------        --------      ---------     -------

OPERATING COSTS:
  Production expenses                                            204,821            0.56        137,583         0.51
  Production taxes                                               103,931            0.29         77,893         0.29
  General and administrative expenses:
    General and administrative (excluding stock-based
    compensation)                                                 32,217            0.09         22,808         0.09
    Stock-based compensation                                       4,828            0.01            945           --
  Oil and gas marketing expenses                                 755,314            2.08        410,288         1.53
  Oil and gas depreciation, depletion, and amortization          582,137            1.61        369,465         1.38
  Depreciation and amortization of other assets                   29,185            0.08         16,793         0.06
  Provision for legal settlements                                  4,500            0.01          6,402         0.02
                                                               ---------        --------      ---------     --------
    Total Operating Costs                                      1,716,933            4.73      1,042,177         3.88
                                                               ---------        --------      ---------     --------

INCOME FROM OPERATIONS                                           992,335            2.74        675,255         2.52
                                                               ---------        --------      ---------     --------

OTHER INCOME (EXPENSE):
  Interest and other income                                        4,476            0.01          2,827         0.01
  Interest expense                                              (167,328)          (0.46)      (154,356)       (0.57)
  Loss on repurchases or exchanges of Chesapeake debt            (24,557)          (0.07)       (20,759)       (0.08)
  Loss on investment in Seven Seas                                    --              --         (2,015)       (0.01)
                                                                --------        --------      ---------     --------
    Total Other Income (Expense)                                (187,409)          (0.52)      (174,303)       (0.65)
                                                                --------        --------      ---------     --------

Income Before Income Taxes and Cumulative Effect
  of Accounting Change                                           804,926            2.22        500,952         1.87

Income Tax Expense:
  Current                                                             --              --          5,000        0.02
  Deferred                                                       289,771            0.80        185,360        0.69
  --------                                                      --------        --------      ---------     -------
    Total Income Tax Expense                                     289,771            0.80        190,360        0.71
    ------------------------                                    --------        --------      ---------     -------

NET INCOME BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE, NET OF TAX                                  515,155            1.42        310,592         1.16
                                                                --------        --------      --------      --------
Cumulative Effect of Accounting Change, Net of
  Income Tax of $1,464,000                                            --              --          2,389         0.01
                                                                --------        --------      --------      --------

NET INCOME                                                       515,155            1.42        312,981         1.17

Preferred stock dividends                                        (39,506)          (0.11)       (22,469)       (0.09)
Loss on conversion/exchange of preferred stock                   (36,678)          (0.10)            --           --
                                                                --------        --------      ---------     --------
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
                                                                 438,971            1.21        290,512         1.08
                                                                ========        ========      =========     ========
------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:

   Basic
   Income Before Cumulative Effect of Accounting Change         $   1.73                      $   1.36
      Cumulative Effect of Accounting Change                          --                          0.02
                                                                --------                      --------
      Net Income                                                $  1.73                       $   1.38
                                                                ========                      ========

   Assuming dilution
      Income Before Cumulative Effect of Accounting Change      $   1.53                      $   1.20
      Cumulative Effect of Accounting Change                          --                          0.01
                                                                --------                      --------
      Net Income                                                $   1.53                      $   1.21
                                                                ========                      ========

WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING (in 000's):

  Basic                                                          253,212                       211,203
                                                                 =======                     =========
  Assuming dilution                                              305,718                       258,567
                                                                 =======                     =========

                                              CHESAPEAKE ENERGY CORPORATION
                                               CONSOLIDATED BALANCE SHEETS
                                                        (in 000's)
                                                       (unaudited)
=======================================================================================================================
                                                                              December 31,       December 31,
                                                                                  2004               2003
-----------------------------------------------------------------------------------------------------------------------
Cash                                                                       $       6,896        $       40,581
Other current assets                                                             560,644               301,823
                                                                           -------------         -------------
CURRENT ASSETS                                                                   567,540                342,404
                                                                           -------------         --------------

Property and equipment (net)                                                   7,444,384              4,133,117
Other assets                                                                     232,585                 96,770
                                                                           -------------         --------------
     TOTAL ASSETS                                                             $8,244,509        $     4,572,291
                                                                           =============         ==============

Current liabilities                                                        $     963,953        $      513,156
Long term debt                                                                 3,075,109             2,057,713
Asset retirement obligation                                                       73,718                48,812
Long term liabilities                                                             34,973                28,774
Deferred tax liability                                                           933,873                191,026
                                                                           -------------         --------------
     TOTAL LIABILITIES                                                         5,081,626              2,839,481

STOCKHOLDERS' EQUITY                                                           3,162,883              1,732,810
                                                                           -------------         --------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                     $ 8,244,509        $     4,572,291
                                                                           =============         ==============

COMMON SHARES OUTSTANDING                                                        311,869                216,784
                                                                           =============         ==============

                                           CHESAPEAKE     ENERGY     CORPORATION
                                       RECONCILIATION  OF 2004 COSTS INCURRED
                                        ($ in 000's, except per unit amounts)
                                                    (unaudited)
         ========================================================================================================
                                                                                      Reserves
                                                                         Cost         (in mmcfe)      Per Unit
                                                                   -------------      ----------      --------
     Exploration and development costs (a)                         $     991,903        962,246         1.03
     Acquisition of proved properties                                  1,541,920      1,137,463         1.36
       Subtotal                                                        2,533,823      2,099,709         1.21

     Acquisition of unproved properties                                  570,495              --          --
     Divestitures                                                        (12,048)         (3,940)      (3.06)
     Leasehold acquisition costs                                         110,530              --          --
     Geological and geophysical costs                                     55,618              --          --
        Adjusted subtotal                                              3,258,418       2,095,769        1.55
     Tax basis step-up                                                   463,949              --          --
     Asset retirement obligation and other                                41,924              --          --
       Total                                                       $   3,764,291       2,095,769        1.80

   (a) Reserves include revisions to previous estimates

                             CHESAPEAKE ENERGY CORPORATION
                                ROLLFORWARD OF RESERVES
                                     (unaudited)
        =======================================================================
                                                                        Mmcfe
        -----------------------------------------------------------------------
        Beginning balance, 12/31/03                                  3,168,575
        Production                                                    (362,593)
        Acquisitions                                                 1,137,463
        Divestitures                                                    (3,940)
        Revisions-performance                                          140,568
        Revisions-price                                                  4,950
        Extensions and discoveries                                     816,728
        Ending balance, 12/31/04                                     4,901,751

        Reserve replacement                                          2,095,769
        Reserve replacement rate                                           578%
        =======================================================================


                                              CHESAPEAKE ENERGY CORPORATION
                                 SUPPLEMENTAL DATA - OIL & GAS SALES AND INTEREST EXPENSE

                                                                             Three Months Ended             Twelve Months Ended
                                                                    ------------------------------- -------------------------------
                                                                               December 31,                   December 31,
                                                                    ------------------------------- -------------------------------
                                                                           2004           2003             2004          2003
                                                                    --------------   -------------- --------------   ---------------

      Oil and Gas Sales ($ in thousands):
        Oil sales                                                     $   79,033        $  30,819     $  260,915       $  132,630
        Oil derivatives - realized gains (losses)                        (27,595)          (3,134)       (69,267)          (12,058)
        Oil derivatives - unrealized gains (losses)                       25,379           (8,447)         3,454            (9,440)
                                                                      ----------        ---------     ----------       ----------

              Total oil sales
                                                                      $   76,817        $  19,238     $  195,102       $   111,132
                                                                      ----------        ---------     ----------       -----------

        Gas sales                                                     $  566,492        $ 281,452      1,789,275       $ 1,171,050
        Gas derivatives - realized gains (losses)                        (59,658)          59,697        (85,634)           (5,331)
        Gas derivatives - unrealized gains (losses)                       82,131          (14,690)        37,433            19,971
                                                                      ----------        ---------     ----------       ----------

              Total gas sales                                         $  588,965        $ 326,459     $1,741,074        1,185,690
                                                                      ----------        ---------     ----------        ---------

              Total oil and gas sales                                 $  665,782        $ 345,697     $1,936,176       $1,296,822
                                                                      ==========        =========     ==========       ==========

      Average Sales Price (excluding gains (losses) on
      derivatives):
        Oil ($ per bbl)                                               $    44.10        $   26.45     $    38.57       $    28.43
        Gas ($ per mcf)                                               $     6.15        $    4.25     $     5.56       $     4.87
        Gas equivalent ($ per mcfe)                                   $     6.27        $    4.26     $     5.65       $     4.86

      Average Sales Price (excluding unrealized gains (losses) on derivatives):
        Oil ($ per bbl)                                               $    28.70        $   23.76     $    28.33       $    25.85
        Gas ($ per mcf)                                               $     5.50        $    5.15     $     5.29       $     4.85
        Gas equivalent ($ per mcfe)                                   $     5.42        $    5.03     $     5.23       $     4.79

      Interest Expense ($ in thousands):
        Interest                                                      $  (44,446)       $ (38,665)    $ (162,781)         (151,676)
        Derivatives - realized (gains) losses                                607            1,406            791            3,859
        Derivatives - unrealized (gains) losses                              551           (1,206)        (5,338)           (6,539)
                                                                      ----------        ---------     ----------       -----------
              Total Interest Expense                                  $  (43,288)       $ (38,465)    $ (167,328)      $  (154,356)
                                                                      ==========        =========     ==========       ===========

                                                    CHESAPEAKE ENERGY CORPORATION
                                                CONDENSED CONSOLIDATED CASH FLOW DATA
                                                               (in 000's)
                                                              (unaudited)
                      ===============================================================================================
                      THREE MONTHS ENDED:                                           December 31,       December 31,
                                                                                        2004               2003
                      -----------------------------------------------------------------------------------------------
                      Cash provided by operating activities                          $  410,349       $ 292,085

                       Cash (used in) investing activities                             (712,963)        (476,449)

                      Cash provided by financing activities                             260,437         186,467

                      ===============================================================================================
                      ===============================================================================================
                      TWELVE MONTHS ENDED:                                          December 31,       December 31,
                                                                                        2004               2003
                      -----------------------------------------------------------------------------------------------

                      Cash provided by operating activities                          $1,448,555       $ 945,602

                      Cash (used in) investing activities                            (3,381,204)      (2,077,217)

                      Cash provided by financing activities                           1,898,964          924,559

                      ===============================================================================================

                                              CHESAPEAKE ENERGY CORPORATION
                                       RECONCILIATION OF CERTAIN FINANCIAL MEASURES
                                                        (in 000's)
                                                       (unaudited)

     ===================================================================================================
     THREE MONTHS ENDED:                                             December 31,     December 31,
                                                                         2004             2003
     ---------------------------------------------------------------------------------------------------
     CASH PROVIDED BY OPERATING ACTIVITIES                         $     410,349     $   292,085

     Adjustments:
     Changes in assets and liabilities                                    13,330          (29,647)
                                                                   -------------     ------------

     OPERATING CASH FLOW*                                          $     423,679     $   262,438

*Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States
(GAAP). Operating cash flow is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities and to service debt. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.


     ==================================================================================================
         THREE MONTHS ENDED:                                          December 31,     December 31,
                                                                         2004             2003
     --------------------------------------------------------------------------------------------------
         Net income                                                $     208,538     $     69,373

         Income tax expense                                              117,301           42,519
         Interest expense                                                 43,288           38,465
         Depreciation and amortization of other assets                     9,030            4,146
         Oil and gas depreciation, depletion and amortization            171,900          103,334
                                                                   ---------------   ------------

         EBITDA**                                                  $     550,057    $    257,837

**Ebitda represents net income (loss) before cumulative effect of accounting change, income tax expense (benefit), interest expense, and depreciation, depletion and amortization expense. Ebitda is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Ebitda is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our bank credit agreement and is used in the financial covenants in our bank credit agreement and our senior note indentures. Ebitda is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP. Ebitda is reconciled to cash provided by operating activities as follows:


         ===============================================================================================
         THREE MONTHS ENDED:                                         December 31,     December 31,
                                                                         2004             2003
         -----------------------------------------------------------------------------------------------
         CASH PROVIDED BY OPERATING ACTIVITIES                     $   410,349       $   292,085

         Changes in assets and liabilities                              13,330            (29,647)
         Interest expense                                               43,288             36,465
         Unrealized gains (losses) on oil and gas derivatives          107,510            (23,137)
         Other non-cash items                                          (24,420)           (19,929)
                                                                   ------------      ------- -----

         EBITDA                                                    $   550,057       $     257,837


         ===============================================================================================
         TWELVE MONTHS ENDED:                                        December 31,     December 31,
                                                                         2004             2003
         -----------------------------------------------------------------------------------------------
         CASH PROVIDED BY OPERATING ACTIVITIES                     $ 1,448,555       $   945,602

         Adjustments:
           Changes in assets and liabilities                           (29,752)           (41,673)
                                                                   ------- ---       -----------

         OPERATING CASH FLOW*                                      $ 1,418,803       $   903,929
                                                                   ===========       ===========


*Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States
(GAAP). Operating cash flow is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities and to service debt. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.


         ===============================================================================================
         TWELVE MONTHS ENDED:                                        December 31,      December 31,
                                                                         2004             2003
         -----------------------------------------------------------------------------------------------
         Net income before cumulative effect of accounting change  $   515,155       $   310,592

         Income tax expense                                            289,771           190,360
         Interest expense                                              167,328           154,356
         Depreciation and amortization of other assets                  29,185            16,793
         Oil and gas depreciation, depletion and amortization          582,137           369,465
                                                                   -----------       -----------

         EBITDA**                                                  $ 1,583,576       $ 1,041,566

**Ebitda represents net income (loss) before cumulative effect of accounting change, income tax expense (benefit), interest expense, and depreciation, depletion and amortization expense. Ebitda is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Ebitda is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our bank credit agreement and is used in the financial covenants in our bank credit agreement and our senior note indentures. Ebitda is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP. Ebitda is reconciled to cash provided by operating activities as follows:

         ===============================================================================================
         TWELVE MONTHS ENDED:                                        December 31,      December 31,
                                                                         2004              2003
         -----------------------------------------------------------------------------------------------
         CASH PROVIDED BY OPERATING ACTIVITIES                     $ 1,448,555       $    945,602

         Changes in assets and liabilities                             (29,752)           (41,673)
         Interest expense                                              167,328            154,356
         Unrealized gains (losses) on oil and gas derivatives           40,887             10,531
         Other non-cash items                                          (43,442)           (27,250)
                                                                   -----------       ------------

         EBITDA**                                                  $ 1,583,576       $  1,041,566


                                           CHESAPEAKE ENERGY CORPORATION
                               RECONCILIATION OF ADJUSTED EARNINGS & ADJUSTED EBITDA
                                      ($ In 000's, except per share amounts)

         ===============================================================================================
                                                              Three Months Ended    Twelve Months Ended
                                                              December 31, 2004      December 31, 2004
         -----------------------------------------------------------------------------------------------

         Net income available to common shareholders               $   163,153       $   438,971

         Adjustments:
           Preferred stock dividends                                     8,707            39,506
           Loss on conversion/exchange of preferred stock**             36,678            36,678
         Net income                                                $   208,538       $   515,155

         Adjustments, net of tax:
           Unrealized (gains) losses on derivatives                    (69,159)           (22,751)
           Loss on repurchases or exchanges of debt                     11,284             15,716
           Provision for legal settlements                               2,880              2,880

         Adjusted earnings*                                        $   153,543       $    511,000

         Adjusted earnings per share assuming dilution**           $      0.44       $       1.56


         EBITDA                                                    $   550,057       $ 1,583,576

         Adjustments, before tax:
           Unrealized (gains) losses on oil and gas                   (107,510)           (40,887)
             derivatives
         Loss on repurchases or exchanges of debt                       17,632             24,557
         Provision for legal settlements                                 4,500             4,500

         Adjusted EBITDA*                                          $   464.679       $ 1,571,746


*Adjusted earnings and adjusted earnings per share assuming dilution and adjusted EBITDA, non-GAAP financial measures, exclude certain items that management believes affect the comparability of operating results. The company discloses these non-GAAP financial measures as a useful adjunct to GAAP earnings and EBITDA because:

a. Management uses adjusted earnings and adjusted EBITDA to evaluate the Company's operational trends and performance relative to other oil and gas producing companies.

b.   Adjusted  earnings and adjusted  EBITDA are more comparable to earnings and
     EBITDA  estimates  provided  by  securities   analysts

c. Items excluded generally are one-time items, or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

**For purposes of calculating fully diluted shares and earnings per share assuming dilution for the fourth quarter and full-year 2004, accounting rules prohibit the company from assuming the conversion of the 6.0% preferred stock for common shares prior to conversion or exchange for either period since the effect would have been anti-dilutive. In determining adjusted earnings per share, we have reflected the converted shares as though they were converted at the beginning of the period (fully diluted share count of 347.8 million for the fourth quarter and 327.1 million for the full-year).

                                                  SCHEDULE "A"

                                   CHESAPEAKE'S OUTLOOK AS OF FEBRUARY 22, 2005

Quarter Ending March 31, 2005; Year Ending December 31, 2005; Year Ending December 31, 2006.

We have adopted a policy of periodically providing investors with guidance on certain factors that affect our future financial performance. As of February 22, 2005, we are using the following key assumptions in our projections for the first quarter of 2005, the full-year 2005 and the full-year 2006.

The primary changes from our December 27, 2004 Outlook are in italicized bold in the table and are explained as follows:

1) We have provided our first production forecast for the first quarter of 2005.
2) We have increased capital expenditures by $100 million in 2005 and $50 million in 2006 to reflect a planned increase in drilling activity on various company properties.
3) We have updated the projected effects from changes in our hedging positions since our December 27, 2004 Outlook.
4) We have included our expectations for future NYMEX oil and gas prices to illustrate hedging effects only.

                                                           Quarter Ending      Year Ending          Year Ending
                                                           March 31, 2005    December 31, 2005    December 31, 2006
                                                           --------------    -----------------    -----------------

Estimated Production:
  Oil - Mbo                                                   1,650             6,600             6,600
  Gas - Bcf                                                  91 - 92          391 - 399         438 - 448
  Gas Equivalent - Bcfe                                     101 - 102         430 - 438         478 - 488
  Daily gas equivalent midpoint -in Mmcfe                     1,128             1,190             1,325
NYMEX Prices
 (for calculation of realized hedging effects only):
  Oil - $/Bo                                                 $42.28            $40.57           $40.00
  Gas - $/Mcf                                                 $6.17             $6.04            $6.00
Estimated Differentials to NYMEX Prices:
  Oil - $/Bo                                                  -$2.75            -$2.75           -$2.75
  Gas - $/Mcf                                                 -$0.75            -$0.70           -$0.70
Estimated Realized Hedging Effects
 (based on expected NYMEX prices above):
  Oil - $/Bo                                                  -$0.23            $0.04             $0.00
  Gas - $/Mcf                                                  $0.56            $0.07             $0.00
Operating Costs per Mcfe of Projected Production:
  Production expense                                       $0.62 - 0.67      $0.62 - 0.67     $0.68 - 0.72
  Production taxes (generally 7% of O&G revenues)          $0.38 - 0.40      $0.38 - 0.40     $0.38 - 0.40
  General and administrative                               $0.10 - 0.11      $0.10 - 0.11     $0.11 - 0.12
  Stock-based compensation (non-cash)                      $0.02 - 0.04      $0.04 - 0.06     $0.09 - 0.10
  DD&A - oil and gas                                       $1.70 - 1.75      $1.75 - 1.80     $1.80 - 1.90
  Depreciation of other assets                             $0.09 - 0.11      $0.09 - 0.11     $0.10 - 0.12
  Interest expense(a)                                      $0.43 - 0.47      $0.43 - 0.47     $0.43 - 0.47
Other Income and Expense per Mcfe:
  Marketing and other income                               $0.02 - 0.04      $0.02 - 0.04     $0.02 - 0.04

Book Tax Rate                                                 36.5%             36.5%             36.5%

Equivalent Shares Outstanding:
  Basic                                                       314 mm            315 mm           318 mm
  Diluted                                                     352 mm            352 mm           355 mm
Capital Expenditures:
  Drilling, leasehold and seismic                          $350 - $375       $1,400 - $1,500   $1,500 -
                                                                mm                  mm        $1,600 mm

(a) Does not include gains or losses on interest rate derivatives (SFAS 133).

Commodity Hedging Activities

    The company utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:

         (i) For swap instruments, we receive a fixed price for the hedged commodity and pay a floating market price, as defined in each instrument, to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.
         (ii) For cap-swaps, Chesapeake receives a fixed price and pays a floating market price. The fixed price received by Chesapeake includes a premium in exchange for a "cap" limiting the counterparty's exposure. In other words, there is no limit to Chesapeake's exposure but there is a limit to the downside exposure of the counterparty.
         (iii) Basis protection swaps are arrangements that guarantee a price differential of oil or gas from a specified delivery point. Chesapeake receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract.

    Commodity markets are volatile, and as a result, Chesapeake's hedging activity is dynamic. As market conditions warrant, the company may elect to settle a hedging transaction prior to its scheduled maturity date and, as a result, lock in the gain or loss on the transaction.

    Chesapeake enters into oil and natural gas derivative transactions in order to mitigate a portion of its exposure to adverse market changes in oil and natural gas prices. Accordingly, associated gains or loses from the derivative transactions are reflected as adjustments to oil and gas sales. All realized gains and losses from oil and natural gas derivatives are included in oil and gas sales in the month of related production. Pursuant to SFAS 133, certain derivatives do not qualify for designation as cash flow hedges. Changes in the fair value of these non-qualifying derivatives that occur prior to their maturity (i.e. because of temporary fluctuations in value) are reported currently in the consolidated statement of operations as unrealized gains (losses) within oil and gas sales.

    Following provisions of SFAS 133, changes in the fair value of derivative instruments designated as cash flow hedges, to the extent effective in offsetting cash flows attributable to hedged risk, are recorded in other comprehensive income until the hedged item is recognized in earnings. Any change in fair value resulting from ineffectiveness is recognized currently in oil and natural gas sales.

The company currently has in place the following natural gas swaps:

                                                                        % Hedged
                                                                 -------------------------
                               Avg.                  Avg. NYMEX                  Open Swap
                              NYMEX                   Price                    Positions as
                              Strike                 Including     Assuming      a % of
                    Open      Price     Gain (Loss)  Open and        Gas        Estimated
                    Swaps     of Open   from Locked    Locked      Production    Total Gas
                   in Bcf's   Swaps       Swaps       Positions   in Bcf's of:   Production
                  --------   -------   ----------   ----------   -------------  ----------

2005:
1st Qtr             62.2      $7.00       -$0.18       $6.82          91.5           68%
2nd Qtr             52.2      $6.17       -$0.19       $5.98          97.0           54%
3rd Qtr             46.4      $6.19       -$0.23       $5.96         101.5           46%
4th Qtr             27.5      $6.26       -$0.39       $5.87         105.0           26%
=============================================================================================
Total 2005(1)      188.3      $6.46       -$0.22       $6.24         395.0           48%
=============================================================================================

=============================================================================================
Total 2006(1)       39.3      $6.77       -$0.62       $6.15         443.0            9%
=============================================================================================

=============================================================================================
Total 2007(2)         -         -            -            -          470.0             -
=============================================================================================

=============================================================================================
TOTALS
---------------------------------------------------------------------------------------------
2005-2007          227.6      $6.51       -$0.29       $6.22       1,308.0            17%
=============================================================================================

(1) Certain hedging arrangements include swaps with knockout prices ranging from $3.75 to $5.50 covering 70.0 bcf in 2005 and $3.75 to $5.50 covering
     28.4 bcf in 2006.

(2)  Swaps covering 25.6 bcf have been locked for 2007.  This will result in the
     recognition   of  $11.6   million  of  losses  in  2007  when  the  hedging
     arrangements settle.

Note: Not shown above are collars covering 4.4 bcf of production in 2005 at a weighted average floor and ceiling of $3.10 and $4.44. and call options covering
7.3 bcf of production in 2005 at a weighted average price of $6.00.

The company has also entered into the following natural gas basis protection swaps:

                                                                 Assuming Gas
                        Volume in Bcf's       NYMEX less:     Production in Bcf's    %Hedged
                       ----------------     ----------------   -------------------    -------
2005                         188.6               0.26                 392.0             48%
2006                         130.1               0.32                 440.0             30%
2007                         126.5               0.28                 470.0             27%
2008                         118.6               0.27                 495.0             24%
2009                          86.6               0.29                 520.0             17%
Totals                       650.4             $ 0.28               2,317.0             28%

* weighted average

The company has entered into the following crude oil hedging arrangements:

                                                                             % Hedged
                                                ----------------------------------------------------------------

                   Open Swaps     Avg. NYMEX            Assuming Oil                Open Swap Positions as %
                    in mbo's     Strike Price     Production in mbo's of:         of Total Estimated Production
                    --------     ------------     -----------------------         -----------------------------

Q1 - 2005              870.5        $41.87                 1,650                               53%
Q2 - 2005            1,001.0        $42.39                 1,650                               61%
Q3 - 2005              246.0        $38.00                 1,650                               15%
Q4 - 2005              153.5        $32.15                 1,650                                9%
----------------------------------------------------------------------------------------------------------------
Total 2005(1)        2,271.0        $41.02                 6,600                               34%
                 ===============================================================================================


(1) Certain hedging arrangements include swaps with knockout prices ranging from $26.00 to $34.00 covering 1,996 mbo in 2005.

                                  SCHEDULE "B"

              CHESAPEAKE'S PREVIOUS OUTLOOK AS OF DECEMBER 27, 2004
                          (PROVIDED FOR REFERENCE ONLY)

                NOW SUPERSEDED BY OUTLOOK AS OF FEBRUARY 22, 2005

Quarter Ending December 31, 2004; Year Ending December 31, 2004; Year Ending December 31, 2005; Year Ending December 31, 2006.

We have adopted a policy of periodically providing investors with guidance on certain factors that affect our future financial performance. As of December 27, 2004, we are using the following key assumptions in our projections for the fourth quarter of 2004, the full-year 2004, the full-year 2005 and the full-year 2006.

We expect to record non-operating losses in Q4 2004 in connection with our pending cash tender offer for our $209.8 million of 8.375% senior notes due 2008 and our pending offer to exchange our 6.0% convertible preferred stock for our common stock. If we purchase all of our 8.375% senior notes pursuant to the tender offer, we estimate that an after-tax loss on the early redemption of the notes of $12 million will be recorded in Q4 2004 as an adjustment to net earnings. If all our 6.0% preferred stock is exchanged for common stock, we estimate that a loss on the early conversion of the preferred stock of approximately $37 million will be reflected as an adjustment to net income available to common shareholders for the purpose of calculating basic earnings per share in Q4 2004.

The primary changes from our November 30, 2004 Outlook are in italicized bold in the table and are explained as follows:

1) We have updated our previous production forecasts for 2005 and 2006 to reflect increases in production of 35 mmcfe per day in 2005 (excluding January) and 55 mmcfe per day in 2006 as a result of the announced acquisition of BRG Petroleum Corporation. This increases our full-year 2005 production forecast by 2.8% to a mid-point of 1,190 mmcfe per day and our 2006 production forecast by 4.3% to a mid-point of 1,325 mmcfe per day.
2) We have increased capital expenditures by $50 million in 2005 and $100 million in 2006 to reflect planned increased drilling activity planned on the BRG and other company properties.
3) We have updated the projected effects from changes in our hedging positions since our November 30, 2004 Outlook.
4) We have included our expectations for future NYMEX oil and gas prices to illustrate hedging effects only.

                                                          Quarter Ending     Year Ending       Year Ending      Year Ending
                                                          December 31,      December 31,      December 31,     December 31,
                                                          ------------      ------------      ------------     ------------
                                                               2004              2004             2005              2006
                                                               ----              ----             ----              ----
Estimated Production:
  Oil - Mbo                                                   1,588             6,560             6,600            6,600
  Gas - Bcf                                                88.5 - 89.5        317 - 319         391 - 399        438 - 448
  Gas Equivalent - Bcfe                                      98 - 99          356 - 358         430 - 438        478 - 488
  Daily gas equivalent midpoint -in Mmcfe                     1,069              975              1,190            1,325
NYMEX Prices
 (for calculation of realized hedging effects only):
  Oil - $/Bo                                                  $46.67            $41.00           $40.00            $40.00
  Gas - $/Mcf                                                 $6.60             $6.01             $6.00             $6.00
Estimated Differentials to NYMEX Prices:
  Oil - $/Bo                                                  -$2.75            -$2.65           -$2.75            -$2.75
  Gas - $/Mcf                                                 -$0.75            -$0.70           -$0.70            -$0.70
Estimated Realized Hedging Effects
 (based on expected NYMEX prices above):
  Oil - $/Bo                                                 -$15.85           -$10.19            $0.06            $0.00
  Gas - $/Mcf                                                 -$0.53            -$0.23            $0.05           -$0.01
Operating Costs per Mcfe of Projected Production:
  Production expense                                       $0.57 - 0.62      $0.57 - 0.62     $0.62 - 0.67      $0.68 - 0.72
  Production taxes (generally 7% of O&G revenues)          $0.40 - 0.44      $0.28 - 0.33     $0.38 - 0.40      $0.38 - 0.40
  General and administrative                               $0.10 - 0.11      $0.10 - 0.11     $0.10 - 0.11      $0.11 - 0.12
  Stock based compensation (non-cash)                      $0.02 - 0.04      $0.02 - 0.04     $0.04 - 0.06      $0.09 - 0.10
  DD&A - oil and gas                                       $1.65 - 1.70      $1.60 - 1.65     $1.75 - 1.80      $1.80 - 1.90
  Depreciation of other assets                             $0.08 - 0.10      $0.08 - 0.10     $0.09 - 0.11      $0.10 - 0.12
  Interest expense(a)                                      $0.45 - 0.49      $0.45 - 0.49     $0.43 - 0.47      $0.43 - 0.47
Other Income and Expense per Mcfe:
  Marketing and other income                               $0.02 - 0.04      $0.02 - 0.04     $0.02 - 0.04      $0.02 - 0.04

Book Tax Rate                                                  36%               36%               36%              36%

Equivalent Shares Outstanding:
  Basic                                                       279 mm            254 mm           313 mm            316 mm
  Diluted                                                     347 mm            327 mm           351 mm            354 mm
Capital Expenditures:
  Drilling, leasehold and seismic                          $300 - $325       $1,100 - $1,150   $1,300 -         $1,450 - $1,550
                                                                 mm                 mm        $1,400 mm               mm

(b)  Does not include gains or losses on interest rate derivatives (SFAS 133).

Commodity Hedging Activities

    The company utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:

         (i) For swap instruments, we receive a fixed price for the hedged commodity and pay a floating market price, as defined in each instrument, to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.
         (ii) For cap-swaps, Chesapeake receives a fixed price and pays a floating market price. The fixed price received by Chesapeake includes a premium in exchange for a "cap" limiting the counterparty's exposure. In other words, there is no limit to Chesapeake's exposure but there is a limit to the downside exposure of the counterparty.
         (iii) Basis protection swaps are arrangements that guarantee a price differential of oil or gas from a specified delivery point. Chesapeake receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract.

    Commodity markets are volatile, and as a result, Chesapeake's hedging activity is dynamic. As market conditions warrant, the company may elect to settle a hedging transaction prior to its scheduled maturity date and, as a result, lock in the gain or loss on the transaction.

    Chesapeake enters into oil and natural gas derivative transactions in order to mitigate a portion of its exposure to adverse market changes in oil and natural gas prices. Accordingly, associated gains or loses from the derivative transactions are reflected as adjustments to oil and gas sales. All realized gains and losses from oil and natural gas derivatives are included in oil and gas sales in the month of related production. Pursuant to SFAS 133, certain derivatives do not qualify for designation as cash flow hedges. Changes in the fair value of these non-qualifying derivatives that occur prior to their maturity (i.e. because of temporary fluctuations in value) are reported currently in the consolidated statement of operations as unrealized gains (losses) within oil and gas sales.

    Following provisions of SFAS 133, changes in the fair value of derivative instruments designated as cash flow hedges, to the extent effective in offsetting cash flows attributable to hedged risk, are recorded in other comprehensive income until the hedged item is recognized in earnings. Any change in fair value resulting from ineffectiveness is recognized currently in oil and natural gas sales.

The company currently has in place the following natural gas swaps:


                                                                      % Hedged
                                                                 -------------------------
                               Avg.                  Avg. NYMEX                  Open Swap
                              NYMEX                   Price                    Positions as
                              Strike                 Including     Assuming      a % of
                    Open      Price     Gain (Loss)  Open and        Gas        Estimated
                    Swaps     of Open   from Locked    Locked      Production    Total Gas
                   in Bcf's   Swaps       Swaps       Positions   in Bcf's of:   Production
                  --------   -------   ----------   ----------   -------------  ----------

2004:
1st Qtr              69.5     $5.94       $0.03        $5.97          70.1           99%
2nd Qtr              62.2     $5.15       $0.00        $5.15          76.5           81%
3rd Qtr(1)           70.7     $5.49      -$0.09        $5.40          83.2           85%
4th Qtr(1)           76.5     $5.88      -$0.11        $5.77          89.0           86%
---------------------------------------------------------------------------------------------
Total 2004          278.9     $5.63      -$0.05        $5.58         318.8           88%
=============================================================================================

=============================================================================================
2005:
1st Qtr              62.4     $6.91      -$0.11        $6.80          93.4           67%
2nd Qtr              38.5     $6.05      -$0.27        $5.78          97.5           39%
3rd Qtr              34.5     $6.06      -$0.31        $5.75         100.8           34%
4th Qtr              23.5     $6.20      -$0.46        $5.74         103.0           23%
=============================================================================================
Total 2005(1)       158.9     $6.41      -$0.24        $6.17         394.7           40%
=============================================================================================

=============================================================================================
Total 2006(1)        39.3     $6.77      -$0.62        $6.15         443.0            9%
=============================================================================================

=============================================================================================
Total 2007(2)         -         -           -             -          470.0             -
=============================================================================================
TOTALS
---------------------------------------------------------------------------------------------
2005-2007           198.2     $6.48      -$0.31        $6.17        1,307.7           15%
=============================================================================================

(3) Certain hedging arrangements include swaps with knockout prices ranging from $3.50 to $5.25 covering 25.4 bcf in 2004, $3.75 to $5.50 covering 60.2 bcf in 2005 and $3.75 to $5.50 covering 28.4 bcf in 2006.

(4)  Swaps covering 25.6 bcf have been locked for 2007.  This will result in the
     recognition   of  $11.6   million  of  losses  in  2007  when  the  hedging
     arrangements settle.

Note: Not shown above are collars covering 1.1 bcf and 4.4 bcf of production in Q4 2004 and in 2005, respectively, at a weighted average floor and ceiling of $3.10 and $4.44. In addition, call options covering 10.2 bcf and 7.3 bcf of production in Q4 2004 and in 2005 at a weighted average price of $6.31 and $6.00 are not included in the table above.

The company has also entered into the following natural gas basis protection swaps:


                                                                 Assuming Gas
                        Volume in Bcf's       NYMEX less:     Production in Bcf's    %Hedged
                       ----------------     ----------------   -------------------    -------
2004                        157.4                 0.17              318.8               49%
2005                        188.6                 0.26              394.7               48%
2006                        130.1                 0.32              443.0               29%
2007                        126.5                 0.28              470.0               27%
2008                        118.6                 0.27              495.0               24%
2009                         86.6                 0.29              520.0               17%
Totals                      807.8             $   0.26            2,641.5               31%


* weighted average

The company has entered into the following crude oil hedging arrangements:

                                                                            % Hedged
                                                ----------------------------------------------------------------

                   Open Swaps     Avg. NYMEX            Assuming Oil                Open Swap Positions as %
                    in mbo's     Strike Price     Production in mbo's of:         of Total Estimated Production
                    --------     ------------     -----------------------         ----------------------------
Q1 - 2004            1,270           $28.58                 1,465                              87%
Q2 - 2004            1,540           $30.00                 1,673                              92%
Q3 - 2004(1)         1,519           $30.32                 1,834                              83%
Q4 - 2004(1)         1,518           $30.10                 1,588                              96%
----------------------------------------------------------------------------------------------------------------
Total 2004(1)        5,847           $29.80                 6,560                              89%
                 ===============================================================================================
Q1 - 2005              855           $41.76                 1,650                              52%
Q2 - 2005              865           $41.63                 1,650                              52%
Q3 - 2005              138           $31.16                 1,650                               8%
Q4 - 2005              138           $30.62                 1,650                               8%
----------------------------------------------------------------------------------------------------------------

Total 2005(1)        1,996           $40.20                 6,600                              30%
                 ===============================================================================================

(1) Certain hedging arrangements include swaps with knockout prices ranging from $21.00 to $26.00 covering 2,240 mbo in 2004 and knockout prices ranging from $26.00 to $34.00 covering 1,996 mbo in 2005.